Report of Independent Auditors


To the Board of Trustees of
The GCG Trust

In planning and performing our audit of the financial statements of The GCG Trust (comprising, respectively, the Multiple Allocation Series,
Fully Managed Series, Limited Maturity Bond Series, Hard Assets Series,
Real Estate Series, All Growth Series, Capital Appreciation Series,
Rising Dividends Series, Emerging Markets Series, Value Equity Series, Strategic Equity Series, Small Cap Series, Managed Global Series,
Growth Opportunities Series, Developing World Series, Mid-Cap Series,
Research Series, Total Return Series, Growth & Income Series,
Value + Growth Series, Global Fixed Income Series, Market Manager Series, and Liquid Asset Series (all 23 Series comprising The GCG Trust)) for the year ended December 31, 1998, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance onthe internal control.

The management of The GCG Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above at December 31, 1998.

This report is intended solely for the information and use of the board of trustees and management of The GCG Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



                                                             ERNST & YOUNG LLP

February 26, 1999